Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-208082 of our report dated July 25, 2016, relating to the audited balance sheets of Western State Design, Inc. as of December 31, 2015 and 2014, and the related statements of income, changes in stockholders’ equity, and cash flows for each of the three years ended December 31, 2015, 2014 and 2013, and the related notes thereto, appearing in this Current Report on Form 8-K/A of EnviroStar, Inc.

/s/ Spiegel Accountancy Corp.

Pleasant Hill, California

October 28, 2016